Exhibit 99.1

Agenus Announces the Appointment of Dr. Jennifer Buell to the position of President and COO

LEXINGTON, Mass., January 9, 2020 /PRNewswire/ — Agenus Inc. (NASDAQ: AGEN), an Immuno-oncology company with an extensive pipeline of agents that activate immune response to cancers, is pleased to announce the appointment of Dr. Jennifer Buell to President and COO.

“Jen’s tenure with Agenus, her exceptional leadership and cultural attributes, and her deep understanding of our science and operations makes her the top candidate for this newly created position,” said Garo H. Armen, Ph.D., Chairman and CEO of Agenus. He added, “I am very excited to partner with Jen as we set to realize Agenus’ vision of defeating cancer in the coming years.”

After her tenure at Harvard Clinical Research Institute, Dr. Buell rejoined Agenus in 2013 as the Head of Global R&D operations. She was subsequently appointed as Chief Communications and External Affairs Officer, and then, to the position of Chief Operating Officer.

Dr. Buell brings over 20 years of biopharmaceutical industry experience and knowledge. Her efforts in the rapid advancement of discovery candidates through development has resulted in Agenus’ record of advancing 13 I-O candidates to the clinic in the past four years. Her experience also includes extensive communication with internal and external constituencies, regulators, investors, and collaborators. Dr. Buell’s previous operational and research experience include her tenures at Bristol-Myers Squibb and Harvard Clinical Research Institute. Dr. Buell obtained her PhD in Cellular, Biochemical, and Molecular Biochemistry with an MS in Biostatistics from Tufts University in Boston.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing combination approaches that leverage a broad repertoire of antibody therapeutics, proprietary cancer vaccine platforms, and adoptive cell therapies (through its AgenTus Therapeutics subsidiary). The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com and our twitter handle @agenus_bio. Information that may be important to investors will be routinely posted on our website and twitter.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding Agenus’ clinical development plans and timelines, the vision of defeating cancer in the coming years, and the expected contributions of Dr. Buell. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Regina Grebla, PhD

VP, Investor Relations & Communications

781-674-4495

regina.grebla@agenusbio.com